Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR 2013 RESULTS

London, January 22, 2014 – Noble Corporation (NYSE: NE) today reported fourth quarter 2013 net income of $174 million, or $0.68 per diluted share. Results for the fourth quarter included an after tax charge of $36 million, or $0.14 per diluted share, relating to an impairment taken on the FPSO Seillean. Excluding the impairment charge, net income for the fourth quarter would have totaled $210 million, or $0.82 per diluted share. For the third quarter of 2013, the Company reported net income of $282 million, or $1.10 per diluted share, which included after tax gains totaling approximately $63 million, or $0.25 per diluted share. Excluding the gains, net income in the third quarter would have been $219 million, or $0.85 per diluted share. During the fourth quarter of 2012, net income was $128 million, or $0.50 per diluted share. Revenues for the fourth quarter of 2013 were $1.17 billion compared to $1.08 billion in the third quarter of 2013 and $966 million in the fourth quarter of 2012.

Net income for the full year 2013 totaled $783 million, or $3.05 per diluted share, on revenues of $4.2 billion, compared to net income of $522 million, or $2.05 per diluted share on revenues of $3.5 billion in 2012.

Addressing the Company’s achievements in the fourth quarter of 2013, David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation stated, “Contract drilling revenues continued to grow during the fourth quarter with full or partial contributions from three new ultra-deepwater drillships and the first of our six JU3000N high-specification jackups. Building on an exceptional quarter and year of execution in the shipyard, we also saw the delivery of two more JU3000N jackups – the Noble Regina Allen in December, followed by the Noble Houston Colbert in early 2014. These fleet additions, along with the remaining six projects, of which five rigs are expected to complete construction in 2014, are redefining our Company, creating a premium fleet of offshore drilling rigs capable of addressing our clients’ most demanding global well construction assignments.”

MORE

Another significant achievement during the quarter was the progress made toward our planned divestiture of substantially all of the standard capability assets in our fleet. We cleared two key hurdles that place the Company on track to complete the divestiture by the end of 2014, with receipt of the private letter ruling from the IRS and the filing last quarter of a registration statement relating to the proposed initial public offering of the new company. While there is some level of uncertainty around global offshore activity in 2014, this is not interfering with our plans for the divestiture. The divestiture has always been about the strategic importance to Noble – a step necessary to allow the two fleets to be optimally managed and operated, placing both in a stronger competitive position for future cycles.”

Contract drilling services revenues for the fourth quarter of 2013 of $1.12 billion improved by $84 million, or 8 percent from the third quarter, due primarily to a 9 percent increase in average dayrates to $212,000 compared to $194,600 in the third quarter. Operating days declined slightly during the fourth quarter due in part to an increase in idle and shipyard days, particularly among rigs in the Middle East region, partially offset by the commencement of operations on the ultra-deepwater drillship Noble Bob Douglas and the high-specification jackup Noble Mick O’Brien, and a full quarter of operations from the ultra-deepwater drillships Noble Don Taylor and Noble Globetrotter II, which began operations during the third quarter. The addition of these new rigs contributed to a $74 million increase in contract drilling operating costs in the fourth quarter to $560 million, compared to $486 million in the third quarter. Contract drilling margin for the fourth quarter was 50.2 percent, compared to 53.3 percent in the third quarter.

Net cash from operating activities was $541 million in the fourth quarter 2013 and $1.7 billion for the full year 2013. Capital expenditures in the fourth quarter 2013 totaled $763 million, including $505 million related to the Company’s fleet expansion program. In 2013, capital expenditures amounted to $2.5 billion, including $1.5 billion associated with the fleet expansion program. As of December 31, 2013, approximately $1.9 billion in capital expenditures was required to complete the remaining seven projects in the Company’s newbuild program, comprising two ultra-deepwater drillships and five high-specification jackups. Six of the seven remaining newbuild projects are expected to be delivered from shipyards by the end of 2014, including the jackup Noble Houston Colbert, which was delivered in early-January.

Debt as a percentage of total capitalization at December 31, 2013 was 38.0 percent, up slightly from 37.5 percent at September 30, 2013, while liquidity, defined as cash and cash equivalents plus availability under revolving credit facilities, totaled $1.45 billion compared to $1.77 billion at September 30, 2013.

Operating Highlights

Total contract backlog at December 31, 2013 was approximately $15.4 billion compared to $16.2 billion at September 30, 2013. The decline from the third quarter was due in part to a change in the bonus realization assumptions relating to contracts with Petrobras and Shell. The new bonus assumptions reflect the Company’s recent history of bonus realization, more stringent regulatory requirements, especially in the U.S. Gulf of Mexico, and changing customer expectations.

During the fourth quarter of 2013, utilization of the Company’s floating rig fleet (semisubmersibles and drillships) was 84 percent compared to 79 percent in the third quarter. Excluding the impact of two cold stacked floaters, utilization in the fourth quarter would have been 91 percent compared to 86 percent in the third quarter. The increase for the quarter primarily relates to the return to service of the semisubmersible Noble Homer Ferrington, which spent the majority of the quarter operating under a short-term contract in the Eastern Mediterranean following an idle period, and the drillship Noble Roger Eason, which in December returned to work offshore Brazil following the completion of a shipyard program. Average daily revenues in the floating rig fleet were $378,400 in the fourth quarter, or an improvement of approximately 3 percent from $369,100 in the third quarter, reflecting the commencement of operations on the ultra-deepwater drillship Noble Bob Douglas and a full quarter of operations on the Noble Don Taylor and the Noble Globetrotter II.

Fourth quarter 2013 utilization of the Company’s jackup rig fleet was 86 percent compared to 94 percent in the third quarter. The decrease primarily relates to fewer operating days on the Noble Roy Rhodes, the Noble Roger Lewis, the Noble David Tinsley and the Noble Gene Rosser which is expected to be sold during the first quarter of 2014. The decrease in utilization was partially offset by a 3 percent improvement in average daily revenues during the quarter to $115,700 from $112,400 during the third quarter.

At the end of the fourth quarter of 2013, approximately 73 percent of the Company’s available rig operating days were committed for 2014, including 78 percent of the floating rig days and 75 percent of the jackup rig days. For 2015, an estimated 44 percent of the available rig operating days were committed, including 61 percent and 38 percent of the floating and jackup rig days, respectively. The calculations for committed operating days include available days for two floaters and one jackup, all of which are currently cold stacked.

Outlook

Williams closed by stating, “After the very robust pace of offshore activity over the past four years, our industry may be entering a short and arguably useful pause in the cycle. As was the case in 2013, we entered this year with considerable backlog. That said, although we believe activity in the jackup sector is best defined as a steady state, the reality is that we find ourselves evaluating fewer floating rig contract opportunities today than we did a year ago. We expect to have additional contract opportunities under review as the year progresses, but it is increasingly clear that the first half of 2014 is likely to be characterized by lower rig utilization. The lower utilization is likely to be more pronounced for the floating rigs with limited technical features. Noble’s exposure to a weaker floating rig sector is limited in 2014, with only 22 percent of our operating days available.”

We are confident about the long-term outlook for offshore drilling and remain committed to a capital allocation strategy that promotes disciplined growth with strong returns and strategic appeal while offering the flexibility to consider other actions that promote enhanced shareholder value. In the ultra-deepwater segment, which represents a growing portion of our revenue, we continue to observe a fundamentally sound business. In the face of generally steady crude oil prices, successful exploration programs with over 240 announced deepwater discoveries since 2008, continued geographic expansion and a building backlog of field development projects, the segment is poised to provide exceptional future growth opportunities. Our transformation to a company with a predominately premium asset fleet positions Noble to successfully address the future opportunities in ultra-deepwater and high-specification jackup drilling applications.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 77 offshore drilling units (including two ultra-deepwater drillships and four high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India, Malaysia and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Noble Corporation plc is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its fourth quarter and full year 2013 results on Thursday, January 23, 2014, at 8:00 a.m. U.S. Central Standard Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 88221538, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, January 23, 2014, beginning at 12:00 p.m. U.S. Central Standard Time, through Thursday, February 6, 2014, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 88221538. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating revenues
Contract drilling services	$1,124,760	$921,603	$4,070,070	$3,349,362
Reimbursables	33,198	21,405	111,874	115,495
Labor contract drilling services	9,091	23,352	52,241	81,890
Other	—	7	105	265

	1,167,049	966,367	4,234,290	3,547,012

Operating costs and expenses
Contract drilling services	560,259	478,841	2,014,217	1,769,428
Reimbursables	24,254	17,478	85,548	94,096
Labor contract drilling services	6,879	12,721	36,604	46,752
Depreciation and amortization	236,966	208,842	879,422	758,621
General and administrative	31,802	24,602	117,997	99,990
Incremental spin-off related costs	7,260	5,106	17,702	7,196
Loss on impairment	40,103	2,039	43,688	20,384
Gain on disposal of assets, net	—	—	(35,646)	—
Gain on contract settlements/extinguishments, net	—	—	(46,800)	(33,255)

	907,523	749,629	3,112,732	2,763,212

Operating income	259,526	216,738	1,121,558	783,800
Other income (expense)
Interest expense, net of amount capitalized	(31,185)	(28,980)	(106,300)	(85,763)
Interest income and other, net	1,167	662	2,754	5,188

Income before income taxes	229,508	188,420	1,018,012	703,225
Income tax provision	(40,600)	(53,981)	(167,606)	(147,088)

Net income	188,908	134,439	850,406	556,137
Net income attributable to noncontrolling interests	(14,848)	(6,862)	(67,709)	(33,793)

Net income attributable to Noble Corporation	$174,060	$127,577	$782,697	$522,344

Net income per share
Basic	$0.68	$0.50	$3.05	$2.05
Diluted	$0.68	$0.50	$3.05	$2.05

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$114,458	$282,092
Accounts receivable	949,069	743,673
Prepaid expenses and other current assets	327,408	279,560

Total current assets	1,390,935	1,305,325

Property and equipment, net	14,558,090	13,025,972
Other assets	268,932	276,477

Total assets	$16,217,957	$14,607,774

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$347,214	$350,147
Accrued payroll and related costs	151,161	132,728
Dividend payable	128,249	66,369
Other current liabilities	425,291	362,205

Total current liabilities	1,051,915	911,449

Long-term debt	5,556,251	4,634,375
Deferred income taxes	225,455	226,045
Other liabilities	334,308	347,615

Total liabilities	7,167,929	6,119,484

Commitments and contingencies
Equity
Total shareholders’ equity	8,322,583	7,723,166
Noncontrolling interests	727,445	765,124

Total equity	9,050,028	8,488,290

Total liabilities and equity	$16,217,957	$14,607,774

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$850,406	$556,137
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	879,422	758,621
Loss on impairment	43,688	20,384
Gain on disposal of assets, net	(35,646)	—
Other changes in operating activities	(35,553)	46,551

Net cash from operating activities	1,702,317	1,381,693

Cash flows from investing activities
New construction	(1,526,523)	(586,746)
Other capital expenditures	(845,903)	(947,090)
Capitalized interest	(115,094)	(135,975)
Proceeds from disposal of assets	61,000	—
Other investing activities	(58,587)	(121,077)

Net cash from investing activities	(2,485,107)	(1,790,888)

Cash flows from financing activities
Net change in borrowings on bank credit facilities	1,221,333	(635,192)
Repayment of long-term debt	(300,000)	—
Proceeds from issuance of senior notes, net of debt issuance costs	—	1,186,636
Contributions from joint venture partners	—	40,000
Dividends paid to joint venture partners	(105,388)	—
Dividends/Par value reduction payments to shareholders	(194,913)	(138,293)
Other financing activities	(5,876)	(1,060)

Net cash from financing activities	615,156	452,091

Net change in cash and cash equivalents	(167,634)	42,896
Cash and cash equivalents, beginning of period	282,092	239,196

Cash and cash equivalents, end of period	$114,458	$282,092

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2013			2012			2013
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$1,124,760	$—	$1,124,760	$921,603	$—	$921,603	$1,041,118	$—	$1,041,118
Reimbursables	31,520	1,678	33,198	21,043	362	21,405	28,840	402	29,242
Labor contract drilling services	—	9,091	9,091	—	23,352	23,352	—	8,493	8,493
Other	—	—	—	7	—	7	28	—	28

	$1,156,280	$10,769	$1,167,049	$942,653	$23,714	$966,367	$1,069,986	$8,895	$1,078,881

Operating costs and expenses
Contract drilling services	$560,259	$—	$560,259	$478,841	$—	$478,841	$485,861	$—	$485,861
Reimbursables	23,329	925	24,254	17,127	351	17,478	23,281	390	23,671
Labor contract drilling services	—	6,879	6,879	—	12,721	12,721	—	8,127	8,127
Depreciation and amortization	233,730	3,236	236,966	205,329	3,513	208,842	219,695	4,016	223,711
General and administrative	31,553	249	31,802	24,060	542	24,602	33,346	430	33,776
Incremental spin-off related costs	7,201	59	7,260	5,002	104	5,106	2,388	27	2,415
Loss on impairment	40,103	—	40,103	—	2,039	2,039	3,585	—	3,585
Gain on disposal of assets, net	—	—	—	—	—	—	(35,646)	—	(35,646)
Gain on contract settlements/extinguishments, net	—	—	—	—	—	—	(45,000)	—	(45,000)

	$896,175	$11,348	$907,523	$730,359	$19,270	$749,629	$687,510	$12,990	$700,500

Operating income	$260,105	$(579)	$259,526	$212,294	$4,444	$216,738	$382,476	$(4,095)	$378,381

Operating statistics
Jackups:
Average Rig Utilization	86%			89%			94%
Operating Days	3,360			3,520			3,635
Average Dayrate	$115,749			$100,356			$112,414
Semisubmersibles:
Average Rig Utilization	84%			85%			79%
Operating Days	1,076			1,096			1,012
Average Dayrate	$402,358			$360,226			$380,048
Drillships:
Average Rig Utilization	85%			82%			79%
Operating Days	869			679			702
Average Dayrate	$348,702			$255,667			$353,278
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	82%			83%			85%
Operating Days	5,305			5,295			5,349
Average Dayrate	$212,019			$174,065			$194,645

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Basic
Net income attributable to Noble Corporation	$174,060	$127,577	$782,697	$522,344
Earnings allocated to unvested share-based payment awards	(2,077)	(1,301)	(9,271)	(5,309)

Net income to common shareholders—basic	$171,983	$126,276	$773,426	$517,035

Diluted
Net income attributable to Noble Corporation	$174,060	$127,577	$782,697	$522,344
Earnings allocated to unvested share-based payment awards	(2,075)	(1,300)	(9,261)	(5,302)

Net income to common shareholders—diluted	$171,985	$126,277	$773,436	$517,042

Weighted average number of shares outstanding—basic	253,423	252,722	253,288	252,435
Incremental shares issuable from assumed exercise of stock options	238	253	259	356

Weighted average number of shares outstanding—diluted	253,661	252,975	253,547	252,791

Weighted average unvested share-based payment awards	3,061	2,604	3,036	2,592

Earnings per share
Basic	$0.68	$0.50	$3.05	$2.05
Diluted	$0.68	$0.50	$3.05	$2.05